UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2011

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 L Street, NW, Washington, DC	20005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On April 27, 2011, CoStar Group, Inc. (“CoStar”), Lonestar Acquisition Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of CoStar, and LoopNet, Inc. (“LoopNet”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into LoopNet (the “Merger”), with LoopNet continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of CoStar.

As a result of the Merger, each outstanding share of LoopNet common stock, other than shares owned by CoStar, Merger Sub or LoopNet (which will be cancelled and retired) and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into a unit consisting of (i) $16.50 in cash (the “Cash Consideration”), without interest and (ii) 0.03702 shares of CoStar common stock (the “Stock Consideration”).  Each outstanding share of LoopNet Series A convertible preferred stock will be converted into a unit consisting of (i) the product of 148.80952 multiplied by the Cash Consideration and (ii) the product of 148.80952 multiplied by the Stock Consideration.

The completion of the Merger is subject to certain conditions, including, among others, (i) the adoption of the Merger Agreement by LoopNet’s stockholders, (ii) the absence of any law or order prohibiting the closing, (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (iv) declaration of effectiveness of the Registration Statement on Form S-4 to be filed by CoStar.  Each of CoStar and LoopNet has made customary representations and warranties in the Merger Agreement.  LoopNet has also agreed to various covenants and agreements, including, among others things, (i) to have its board of directors recommend adoption of the Merger Agreement by LoopNet’s stockholders, subject to certain exceptions to permit the LoopNet directors to comply with their fiduciary duties, (ii) not to solicit alternate transactions and (iii) to conduct its business in the ordinary course during the period between the date of the Merger Agreement and the effectiveness of the Merger and refrain from taking various non-ordinary course actions during that period.

The Merger Agreement may be terminated by each of CoStar and LoopNet under certain circumstances, including if the Merger is not consummated by January 31, 2012 (which date can be extended to April 30, 2012 to obtain regulatory approval).  The Merger Agreement contains certain termination rights for both CoStar and LoopNet, and further provides that, upon the termination of the Merger Agreement under specified circumstances, LoopNet will be required to pay to CoStar a cash termination fee of $25.8 million.  In addition, upon termination of the Merger Agreement under specified circumstances in which certain antitrust approvals are not obtained, CoStar will be required to pay to LoopNet a cash termination fee of $51.6 million.

The foregoing description of the Merger Agreement is included to provide you with information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.  The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the parties, are not intended to provide factual, business, or financial information about the parties and may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk between CoStar and Merger Sub, on the one hand, and LoopNet, on the other hand, rather than establishing matters as facts.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in CoStar’s public disclosures or public disclosures concerning LoopNet.

Voting Agreement

In connection with the execution of the Merger Agreement, the holders of Series A convertible preferred stock of LoopNet, along with certain executive officers of LoopNet and the members of its board of directors (each, a “Stockholder”), which collectively hold approximately 32% of LoopNet’s outstanding voting stock, on an as-converted basis, as of April 27, 2011, entered into a voting agreement, dated as of April 27, 2011 (the “Voting Agreement”), with CoStar and LoopNet, pursuant to which, among other things, each Stockholder agreed to (i) vote its shares in favor of the adoption of the Merger Agreement and against any acquisition proposal by a third party and (ii) comply with certain restrictions on the disposition of such shares, subject to the terms and conditions contained therein.  Each Stockholder has granted an irrevocable proxy in favor of CoStar to vote its shares of LoopNet voting stock as required.  In addition, the holders of the Series A convertible preferred stock agreed to convert their shares of Series A convertible preferred stock into LoopNet common stock immediately prior to, and contingent upon the occurrence of, the Merger, and to waive certain other specified rights granted to such holders under the Certificate of Designation governing the Series A convertible preferred stock.  The Voting Agreement will terminate on the earlier of (i) the effective time of the Merger and (ii) the date of termination of the Merger Agreement.  The Voting Agreement is also terminable by a Stockholder if the Merger Agreement is amended to change the form or amount of consideration in the Merger in a manner adverse to the Stockholder, without such Stockholder’s consent.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Debt Financing Commitment

JPMorgan Chase Bank, N.A. (the “Lender”) has committed to provide a $415 million first-lien term loan credit facility and $37.5 million of a $50.0 million first-lien revolving credit facility, on the terms and subject to the conditions set forth in a debt commitment letter dated April 27, 2011 (the “Debt Commitment Letter”).  The proceeds of the first-lien term loan credit facility will be used on the closing date of the Merger to pay a portion of the aggregate Cash Consideration and related fees and expenses. The proceeds under the first-lien revolving credit facility are expected to be used to finance working capital needs, general corporate purposes and, if necessary, fees and expenses associated with the Merger and original issue discount, if any. The first-lien term loan credit facility will mature 7 years after completion of the Merger and will amortize in quarterly installments during that period in aggregate annual amounts equal to 1% of the original principal amount of the first-lien term loan credit facility. The first lien revolving credit facility will mature 5 years after completion of the Merger. The obligations under the first-lien credit facilities will be guaranteed (subject to certain exceptions) by all subsidiaries of CoStar and will be secured (subject to permitted liens and other agreed upon exceptions) on a first priority basis by a security interest in substantially all assets of CoStar and each guarantor.

J.P. Morgan Securities LLC will act as sole bookrunner and lead arranger for the debt financing and will use commercially reasonable efforts to obtain commitments with respect to the portion of the first-lien revolving credit facility for which no commitment is provided under the Debt Commitment Letter. The obligation of the Lender to provide debt financing under the Debt Commitment Letter is subject to a number of conditions, including without limitation (i) a condition that, since December 31, 2010, there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (defined in the Debt Commitment Letter in a manner substantially the same as the definition of “Material Adverse Effect” in the Merger Agreement) on LoopNet; (ii) negotiation, execution and delivery of definitive loan documentation consistent with the Debt Commitment Letter and specified documentation standards; (iii) the accuracy of certain specified representations and warranties in the loan documents; (iv) consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendments to the Merger Agreement or any modifications, amendments, consents or waivers thereof that are materially adverse to the Lender without the consent of the sole bookrunner) concurrently with the initial funding of the debt facilities; (v) the absence of certain indebtedness; (vi) delivery of certain customary closing documents (including, among others, a customary solvency certificate and a customary borrowing notice), specified items of collateral and certain financial statements and projections; (vii) payment of applicable costs, fees and expenses; and (viii) expiration of the “Marketing Period” as defined in the Merger Agreement. The final termination date for the Debt Commitment Letter is the same as the termination date under the Merger Agreement, which is discussed above.

Additional Information

In connection with the proposed merger, CoStar will file with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 that will include a proxy statement/prospectus for the stockholders of LoopNet.  LoopNet will mail the final proxy statement/prospectus to its stockholders.  Investors and security holders are urged to read the proxy statement/prospectus regarding the proposed transaction and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed transaction.  Copies of the proxy statement/prospectus (when available) and other related documents filed by CoStar and LoopNet with the SEC may be obtained, free of charge, at the SEC’s website at www.sec.gov.  Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, free of charge, from CoStar’s website, www.costar.com, under the heading “Investors” in the “About Us” tab.  These documents may also be obtained, without charge, from LoopNet’s website, www.loopnet.com, under the tab “Investor Relations”.

CoStar, LoopNet and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of LoopNet in respect of the proposed transaction.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of LoopNet in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC.  Information about CoStar’s executive officers and directors is available in CoStar’s definitive proxy statement filed with the SEC on April 27, 2011.  Information about LoopNet’s executive officers and directors is available in LoopNet’s definitive proxy statement filed with the SEC on April 4, 2011.  Free copies of these documents are available from the CoStar and LoopNet websites using the contact information above.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                                Description

Exhibit 2.1                                 Agreement and Plan of Merger, dated as of April 27, 2011, by and among CoStar Group, Inc.,
   Lonestar Acquisition Sub, Inc. and LoopNet, Inc. (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K; a copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request).

Exhibit 10.1                               Voting Agreement, dated as of April 27, 2011, by and among CoStar Group, Inc., LoopNet, Inc., the holders of Series A convertible preferred stock of LoopNet, Inc., certain executive officers and the directors of LoopNet, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date: April 28, 2011	/s/ Brian J. Radecki

Name: Brian J. Radecki
Title: Chief Financial Officer

Exhibit Index

Exhibit No.                                Description

Exhibit 2.1                                 Agreement and Plan of Merger, dated as of April 27, 2011, by and among CoStar Group, Inc.,
   Lonestar Acquisition Sub, Inc. and LoopNet, Inc. (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K; a copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request).

Exhibit 10.1                               Voting Agreement, dated as of April 27, 2011, by and among CoStar Group, Inc., LoopNet, Inc., the holders of Series A convertible preferred stock of LoopNet, Inc., certain executive officers and the directors of LoopNet, Inc.